UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934(1)


                            POINT THERAPEUTICS, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    730694106
                                 (CUSIP Number)

                                  OCTOBER 2, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                          |_| Rule 13d-1(b)
                          |X| Rule 13d-1(c)
                          |_| Rule 13d-1(d)


----------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

           The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No. 730694106                     13G                  Page 1 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments, L.P.         04-3428180
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,011,150
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
  PERSON WITH    8.     SHARED DISPOSITIVE POWER

                        1,011,150
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,011,150
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.65%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 2 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Companion Fund, L.P.      04-3428725
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             13,125
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        13,125
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        13,125
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.09%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 3 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments II, L.P.      22-3764772
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,554,000
                ----------------------------------------------------------------

     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        1,554,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,554,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.09%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 4 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Investments II Advisors Fund, L.P.     22-3784567
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             46,725
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        46,725
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        46,725
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.31%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        PN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 5 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Associates LLC            04-3428185
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,024,275
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        1,024,275
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,024,275
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.73%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        OO*
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 6 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             ProQuest Associates II LLC         22-3764735
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             1,600,725
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        1,600,725
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,600,725
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.39%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        OO
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 7 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Jay Moorin
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 8 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Alain Schreiber
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States Resident Alien
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 9 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joyce Tsang
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 10 of 18 Pages

--------------------------------------------------------------------------------
1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Pasquale DeAngelis
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**        (a)  |_|
                                                                  (b)  |X|
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
   NUMBER OF    5.      SOLE VOTING POWER

    SHARES              -0-
                ----------------------------------------------------------------
 BENEFICIALLY   6.      SHARED VOTING POWER

   OWNED BY             2,625,000
                ----------------------------------------------------------------
     EACH       7.      SOLE DISPOSITIVE POWER

  REPORTING             -0-
                ----------------------------------------------------------------
 PERSON WITH    8.      SHARED DISPOSITIVE POWER

                        2,625,000
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,625,000
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
        CERTAIN SHARES**                                               |_|

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON**

        IN
--------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT


CUSIP No. 730694106                     13G                  Page 11 of 18 Pages

ITEM 1(A).      NAME OF ISSUER.

        Point Therapeutics, Inc. (the "Company").

ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

        The Company's principal executive offices are located at 125 Summer Street, Boston Massachusetts 02110.

ITEMS 2(A).     NAME OF PERSON FILING.

        This statement is filed on behalf of the following persons with respect to shares of common stock of the Company and warrants to purchase shares of common stock of the Company purchased by such persons (collectively, the "Shares") pursuant to that certain Subscription Agreement, dated October 2, 2003:

        (i) ProQuest Investments, L.P., a Delaware limited partnership ("Investments"), with respect to Shares beneficially owned by it;

        (ii) ProQuest Companion Fund, L.P., a Delaware limited partnership ("Companion Fund"), with respect to Shares beneficially owned by it;

        (iii) ProQuest Investments II, L.P., a Delaware limited partnership ("Investments II"), with respect to Shares beneficially owned by it;

        (iv) ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership ("Advisors Fund"), with respect to Shares beneficially owned by it;

        (v) ProQuest Associates LLC, a Delaware limited liability company ("Associates"), as General Partner of Investments and Companion Fund, with respect to Shares beneficially owned by Investments and Companion Fund;

        (vi) ProQuest Associates II LLC, a Delaware limited liability company ("Associates II"), as General Partner of Investments II and Advisors Fund, with respect to Shares beneficially owned by Investments II and Advisors Fund;

        (vii) Jay Moorin, an individual and a member of Associates and Associates II ("Moorin"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund;

        (viii) Alain Schreiber, an individual and a member of Associates and Associates II ("Schreiber"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund;

        (ix) Joyce Tsang, an individual and a member of Associates and Associates II ("Tsang"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund;
and


CUSIP No. 730694106                     13G                  Page 12 of 18 Pages

        (x) Pasquale DeAngelis, an individual and a member of Associates and Associates II ("DeAngelis"), with respect to Shares beneficially owned by Investments, Companion Fund, Investments II and Advisors Fund.

        The foregoing persons are hereinafter referred to collectively as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

        The address of the principal business office of each of the Reporting Persons is 125 Summer Street, Boston, Massachusetts 02110.

ITEM 2(C).      CITIZENSHIP.

        Moorin, Tsang and DeAngelis are United States citizens. Schreiber is a United States resident alien. Investments, Companion Fund, Investments II and Advisors Fund are Delaware limited partnerships organized under the laws of the State of Delaware. Associates and Associates II are Delaware limited liability companies organized under the laws of the State of Delaware.

ITEM 2(D).      TITLE OF CLASS OF SECURITIES.

         Common stock, par value $0.01 per share.

ITEM 2(E).      CUSIP NUMBER.

        730694106.

ITEM 3.

        If this statement is filed pursuant to Rules 13d-1(b) or 13d- 2(b) or
(c), check whether the person filing is a:

        (a) |_| Broker or dealer registered under Section 15 of the Act,

        (b)          |_| Bank as defined in Section 3(a)(6) of the Act,

        (c) |_| Insurance Company as defined in Section 3(a)(19) of the Act,

        (d) |_| Investment Company registered under Section 8 of the Investment Company Act of 1940,

        (e)          |_| Investment Adviser in accordance with Rule 13d-1
                     (b)(1)(ii)(E),

        (f) |_| Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),


CUSIP No. 730694106                     13G                  Page 13 of 18 Pages

        (g) |_| Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

        (h) |_| Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

        (i) |_| Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

        (j)          |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to 13d-1(c), check this box: |X|

ITEM 4.         OWNERSHIP.

        The percentages used herein are calculated based upon 14,875,656 shares issued and outstanding and shares issuable pursuant to the warrants issued by the Company, as of October 2, 2003, based upon the representation of the Company. As of the close of business on October 2, 2003 the Reporting Persons owned shares of the Company's common stock in the amounts and percentages listed below:

        A.      PROQUEST INVESTMENTS, L.P.

        (a)     Amount beneficially owned: 1,011,150

        (b)     Percent of class: 6.65%

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 1,011,150

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        1,011,150

        B.      PROQUEST COMPANION FUND, L.P.

       (a)      Amount beneficially owned: 13,125

       (b)      Percent of class: 0.09%

       (c)      (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 13,125

                (iii)   Sole power to dispose or direct the disposition: -0-


CUSIP No. 730694106                     13G                  Page 14 of 18 Pages

                (iv)    Shared power to dispose or direct the disposition:
                        13,125

        C.      PROQUEST INVESTMENTS II, L.P.

        (a)     Amount beneficially owned: 1,554,000

        (b)     Percent of class: 10.09%

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 1,554,000

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        1,554,000

        D.      PROQUEST INVESTMENTS II ADVISORS FUND, L.P.

        (a)     Amount beneficially owned: 46,725

        (b)     Percent of class: 0.31%

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 46,725

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        46,725

        E.      PROQUEST ASSOCIATES LLC

        (a)     Amount beneficially owned: 1,024,275

        (b)     Percent of class: 6.73%

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 1,024,275

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        1,024,275

        F.      PROQUEST ASSOCIATES II LLC

        (a)     Amount beneficially owned: 1,600,725

        (b)     Percent of class: 10.39%


CUSIP No. 730694106                     13G                  Page 15 of 18 Pages

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 1,600,725

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        1,600,725

        G.      JAY MOORIN

        (a)     Amount beneficially owned: 2,625,000

        (b)     Percent of class: 16.67%

        (c)     (i)     Sole power to vote or direct the vote: 150,000

                (ii)    Shared power to vote or direct the vote: 2,625,000

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        2,625,000

        H.      ALAIN SCHREIBER

        (a)     Amount beneficially owned: 2,625,000

        (b)     Percent of class: 16.67%

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 2,625,000

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        2,625,000

        I.      JOYCE TSANG

        (a)     Amount beneficially owned: 2,625,000

        (b)     Percent of class: 16.67%

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 2,625,000

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        2,625,000

CUSIP No. 730694106                     13G                  Page 16 of 18 Pages

        J.      PASQUALE DEANGELIS

        (a)     Amount beneficially owned: 2,625,000

        (b)     Percent of class: 16.67%

        (c)     (i)     Sole power to vote or direct the vote: -0-

                (ii)    Shared power to vote or direct the vote: 2,625,000

                (iii)   Sole power to dispose or direct the disposition: -0-

                (iv)    Shared power to dispose or direct the disposition:
                        2,625,000

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, a number of the Shares which represents more than five percent of the number of outstanding shares of the Shares.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

        Not Applicable.

ITEM 10.        CERTIFICATIONS.

        Each of the Reporting Persons hereby makes the following certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


CUSIP No. 730694106                     13G                  Page 17 of 18 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  October 27, 2003

                                        /s/ Pasquale DeAngelis
                                     ------------------------------------------
                                     Pasquale DeAngelis, individually, as a
                                     member of ProQuest Associates LLC and
                                     ProQuest Associates II LLC, as a member of
                                     ProQuest Associates LLC on behalf of
                                     ProQuest Investments, L.P. and ProQuest
                                     Companion Fund, L.P., and as a member of
                                     ProQuest Associates II LLC on behalf of
                                     ProQuest Investments II, L.P. and ProQuest
                                     Investments II Advisors Fund, L.P.



                                        /s/ Jay Moorin*
                                     ------------------------------------------
                                     Jay Moorin, individually


                                        /s/  Alain Schreiber*
                                     ------------------------------------------
                                     Alain Schreiber, individually


                                        /s/ Joyce Tsang*
                                     ------------------------------------------
                                     Joyce Tsang, individually

*By: /s/ Pasquale DeAngelis
     ---------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of attonrney to be filed by a separate amendment



CUSIP No. 730694106                     13G                  Page 18 of 18 Pages

                                                                         EXHIBIT

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on Schedule 13G with respect to the shares of common stock of Point Therapeutics, Inc. is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended. The undersigned hereby further agree that this Joint Filing Agreement be included as an exhibit to such statement and any such amendment. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


Dated: October 27, 2003

                                                          *
                                       ------------------------------------
                                       Pasquale DeAngelis, individually, as a
                                       member of ProQuest Associates LLC
                                       and ProQuest Associates II LLC, as a
                                       member of ProQuest Associates LLC on
                                       behalf of ProQuest Investments, L.P. and ProQuest Companion Fund, L.P., and as a member of ProQuest Associates II LLC on behalf of ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P.


                                                          *
                                       ------------------------------------
                                       Jay Moorin, individually



                                                          *
                                       ------------------------------------
                                       Alain Schreiber, individually


                                                          *
                                       ------------------------------------
                                       Joyce Tsang, individually


*By: /s/ Pasquale DeAngelis
     ---------------------------------------
     Pasquale DeAngelis, Attorney-in-Fact
     Power of attorney to be filed by a separate amendment